PRESS RELEASE
May 10, 2010

Century Casinos Reports Financial Results for First Quarter 2010

Colorado Springs, Colorado, May 10, 2010 – Century Casinos, Inc. (NASDAQ Capital Market® and Vienna Stock Exchange: CNTY) announced today its financial results for the three months ended March 31, 2010.

Amounts in thousands, except share data	For the Three Months Ended March 31,
Consolidated Results:	2010	2009	% Change
Net operating revenue	$14,137	$11,999	17.8%
Operating earnings from continuing operations	350	176	98.9%
Earnings (loss) from continuing operations	130	(1,459)	109.0%
Earnings from discontinued operations	-	1,902	NM
Net earnings	130	443	(70.7%)
Net earnings attributable to Century Casinos, Inc.	130	345	(62.3%)
Adjusted EBITDA*	1,984	2,099	(5.5%)

Earnings per share:
Earnings (loss) from continuing operations	$0.01	$(0.07)	NM
Net earnings	$0.01	$0.01	-%

Weighted-average common shares, basic	23,542,576	23,524,067	0.1%
Weighted-average common shares, diluted	23,759,999	23,524,067	1.0%

For the first quarter of 2010, net operating revenue from continuing operations was $14.1 million and consolidated Adjusted EBITDA* was $2.0 million. This represents a 17.8% increase in net operating revenue from continuing operations over the same quarter of last year ($12.0 million in the first quarter of 2009) and a 5.5% decrease in consolidated Adjusted EBITDA* ($2.1 million in the first quarter of 2009). The Silver Dollar Casino (“Silver Dollar”), which we acquired on January 13, 2010 (see Purchase of Silver Dollar below), contributed $1.7 million of net operating revenue and $0.2 million of Adjusted EBITDA* for the three months ended March 31, 2010. Net operating revenue at the Edmonton, Alberta, Canada casino, as reported in U.S. dollars, was 11.8% higher than the same period in 2009. Management attributes the increase in net operating revenue in Edmonton to a 16.4% increase in the average exchange rate between the U.S. dollar and Canadian dollar in the first quarter of 2010 compared to the first quarter of 2009. In Canadian dollars, net operating revenue decreased by CAD 0.4 million, primarily due to decreased Baccarat revenue. Net operating revenue aboard the cruise ships on which we operate increased by $0.1 million for the three months ended March 31, 2010 compared to the three months ended March 31, 2009, primarily due to the operation of an additional cruise ship that went into service in May 2009. These increases in net operating revenue were partially offset by a decline in net operating revenue of $0.3 million at the Company’s casino in Cripple Creek, Colorado.

Operating earnings from continuing operations doubled to $0.4 million in the first quarter of 2010 compared to $0.2 million for the first quarter of 2009, primarily due to operating earnings of $0.1 million contributed by the Silver Dollar during the first quarter of 2010, an increase in earnings of $0.1 million recognized from the Company’s equity investment in Poland and a decrease in share based compensation costs of $0.2 million. These items were partially offset by a decline in earnings from operations at our Colorado properties of $0.2 million.

* See discussion and reconciliation of Non-GAAP financial measures in Supplemental Information below.
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The Company reported net earnings from continuing operations of $0.1 million, or $0.01 per share, for the first quarter of 2010, compared to a loss from continuing operations of $1.5 million, or $0.07 per share, for the first quarter of 2009. This increase is due to the increase in operating earnings, the reduction of interest expense of $0.6 million, the recognition of $0.1 million in insurance proceeds related to damages at a property we formerly owned in Nevada and a reduction in recognized foreign currency losses of $0.7 million when comparing the first quarter of 2010 to the first quarter of 2009. During 2009, we repaid all of our third party debt relating to our Colorado casinos.

Adjusted for foreign currency transaction gains and losses and the insurance revenue, the Company recognized a loss from continuing operations of $0.1 million*, or $0.00 per share, for the first quarter of 2010 compared to a loss from continuing operations of $0.9 million, or $0.04 per share, for the first quarter of 2009.

Including discontinued operations, in the first quarter of 2009, the Company reported net earnings attributable to Century Casinos, Inc. and subsidiaries of $0.3 million, or $0.01 per share. During the first quarter of 2009, the Company recorded a gain of $0.9 million on the sale of its casino in Prague, Czech Republic.

Purchase of Silver Dollar Casino

On January 13, 2010, the Company acquired the Silver Dollar and related land for total consideration of $11.5 million, which included $10.7 million plus net working capital of $0.8 million. The Company paid a $1.0 million deposit towards the acquisition on November 6, 2009, with the remainder paid on January 13, 2010, using cash on hand.

The Silver Dollar is a 93,000 square-foot casino facility located on approximately seven acres of land in Calgary. The casino facility includes 504 slot machines, 25 video lottery terminals,16 table games, two restaurants, a lounge, a 5,000 square-foot showroom, an 18,000 square-foot convention center and a 30-lane bowling alley. We are in the process of rebranding the casino as the Century Casino Calgary.

Share Repurchases

In March 2000, the Company’s board of directors approved a discretionary program to repurchase up to $5.0 million of the Company’s outstanding common stock. In November 2009, the board of directors approved an increase of the amount available to be repurchased to $15.0 million under the repurchase program. The repurchase program has no set expiration or termination date. For the first quarter of 2010, the Company repurchased 57,330 shares of common stock at a weighted average price of $2.46 per share. As of March 31, 2009, $14.7 million remains available under the repurchase program.

* See discussion and reconciliation of Non-GAAP financial measures in Supplemental Information below
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Property Results (Continuing Operations)

Property Highlights
(Amounts in thousands)

	Net Operating Revenue		Adjusted EBITDA*
	For the Three Months Ended March 31,		For the Three Months Ended March 31,
	2010	2009	2010	2009
Century Casino & Hotel, Edmonton	$5,360	$4,796	$1,649	$1,775
Silver Dollar Casino, Calgary	1,742	-	179	-
Womacks Casino & Hotel, Cripple Creek	2,265	2,572	192	494
Century Casino & Hotel, Central City	4,172	4,163	921	1,063
Cruise Ships	598	468	157	58
Corporate	-	-	(1,114)	(1,291)
Consolidated net operating revenue	$14,137	$11,999	$1,984	$2,099

Century Casino & Hotel (Edmonton, Alberta, Canada) – Net operating revenue at the Century Casino & Hotel in Edmonton increased by 11.8% to $5.4 million for the first quarter of 2010 compared to $4.8 million for the first quarter of 2009, primarily due to a 16.4% increase in the average exchange rate between the U.S. dollar and the Canadian dollar. In Canadian dollars, net operating revenue decreased 6.7% to CAD 5.6 million for the first quarter of 2010 compared to CAD 6.0 million for the first quarter of 2009, primarily due to a decrease of 22.3% in table revenue. Management attributes this decline to a decrease in player wagers at Baccarat and a decrease in hold percentage.

In Canadian dollars, Adjusted EBITDA* decreased by 22.5% to CAD 1.7 million for the three months ended March 31, 2010 from CAD 2.2 million for the three months ended March 31, 2009, which management attributes to a decline in gaming revenue. Despite the decline in CAD Adjusted EBITDA*, because of the favorable exchange rate, Adjusted EBITDA* in USD was $1.7 million for the first quarter of 2010 compared to Adjusted EBITDA* of $1.8 million for the first quarter of 2009.

Womacks Casino (Cripple Creek, Colorado, USA) – Net operating revenue at Womacks Casino in Cripple Creek, Colorado decreased $0.3 million, or 11.9%, from $2.6 million for the first quarter of 2009 to $2.3 million for the first quarter of 2010, primarily due to a decrease in gaming revenue. Management attributes this decrease to a 2.2% decrease in coin-in and a 12.8% decrease in hold percentage. Womacks’ Adjusted EBITDA* was $0.2 million for the first quarter of 2010 compared to $0.5 million for the first quarter of 2009, a decrease of 61.1%. Management attributes this decrease to the decline in gaming revenue. Reduced variable gaming expenses were offset by an increase in payroll at the casino as the casino is now open for 24 hours and has new table games. On July 2, 2009, gaming establishments in Colorado were permitted to raise the maximum betting limit to $100, be open for 24 hours and have roulette and craps tables. The Company has implemented these changes at its Colorado casinos. Management believes that any benefit achieved from the change in gaming laws was offset by the continued slow economy. The Cripple Creek gaming market as a whole increased by 4.2% when comparing the first quarter of 2010 to the first quarter of 2009. The Company’s share of the Cripple Creek market decreased from 8.8% for the three months ended March 31, 2009 to 8.1% for the three months ended March 31, 2010.

 * See discussion and reconciliation of Non-GAAP financial measures in Supplemental Information below.
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Century Casino and Hotel (Central City, Colorado, USA) – Net operating revenue at the Century Casino and Hotel in Central City remained flat at $4.2 million when comparing the first quarter of 2010 to the first quarter of 2009. The combined Central City/Black Hawk gaming market as a whole increased 8.6%. The Company’s share of Central City/Black Hawk gaming revenue decreased from 3.2% for the three months ended March 31, 2009 to 2.9% for the three months ended March 31, 2010. During the fourth quarter 2009, our largest competitor in the market opened a 536-room hotel with pool and spa facilities in which we believe they invested approximately $235 million. Management believes that this negatively impacted the Century Casino and Hotel’s revenue and offset any potential revenue growth from the new gaming laws in Colorado. Adjusted EBITDA* for the Century Casino and Hotel in Central City for the first quarter of 2010 decreased by 13.4% to $0.9 million compared to $1.1 million in the first quarter of 2009. The decrease is primarily due to increased payroll as the casino is now open 24 hours and also has new table games.

Cruise Ships – The Company’s ship-based casinos contributed net operating revenue of $0.6 million for the first quarter of 2010 compared to $0.5 million in the first quarter of 2009. Adjusted EBITDA* increased from $58,000 for the first quarter of 2009 to $0.2 million for the first quarter of 2010. The increase in net operating revenue and adjusted EBITDA is primarily due to a new ship that went into service in May 2009.

On March 10, 2010, the Company entered into an exclusive long-term agreement with Windstar Cruises (“Windstar”), under which it will operate casinos on all Windstar ships that Windstar currently operates and will place into service. Currently, Windstar operates three passenger cruise ships. As of April 24, 2010, we have begun casino operations on all three of these ships.

Corporate – Corporate operations reported negative Adjusted EBITDA* of $1.1 million for the first quarter of 2010 compared to negative Adjusted EBITDA* of $1.3 million for the first quarter of 2009. The lower negative Adjusted EBITDA* is primarily due to a decrease in share based compensation expenses when comparing the first quarter of 2010 to the first quarter of 2009.

Liquidity

Cash and cash equivalents totaled $27.8 million at March 31, 2010 and the Company had working capital (current assets minus current liabilities) of $18.2 million. During 2010, the Company paid $10.5 million for its acquisition of the Silver Dollar. In April 2010, the Company paid $2.2 million for land in Cripple Creek, Colorado. The Company expects to incur approximately $3.0 million in capital expenditures at all its casinos over the next twelve months.

The Company will post a copy of the 10-Q filed with the SEC for the first quarter of 2010 on its website at www.cnty.com/corporate/investor/sec-filings/ today.

Century Casinos will host its Q1 2010 Earnings Conference Call today at 10:30 am MDT; 6:30 pm CEST, respectively. U.S. domestic participants please dial +1-800-862-9098; all other international participants please use +1-785-424-1051 to dial in. Participants may also listen to the call live or obtain a recording of the call on our website at www.cnty.com/corporate/investor/financial-results/.

(continued)

 * See discussion and reconciliation of Non-GAAP financial measures in Supplemental Information below.
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CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

Century Casinos, Inc.
Condensed Consolidated Statements of (Loss) Earnings (Unaudited)
(Amounts in thousands, except for share information)

	For the Three Months Ended March31,
	2010	2009
Operating revenue:
Gaming	$12,582	11,472
Hotel, food and beverage	2,765	1,899
Other	579	409
Gross revenue	15,926	13,780
Less promotional allowances	1,789	1,781
Net operating revenue	14,137	11,999

Operating costs and expenses:
Gaming	5,433	4,469
Hotel, food and beverage	2,110	1,540
General and administrative	4,943	4,331
Depreciation	1,489	1,572
Total operating costs and expenses	13,975	11,912
Earnings from unconsolidated subsidiary	188	89
Operating earnings from continuing operations	350	176

Non-operating income (expense):
Interest income	8	9
Interest expense	(291)	(900)
Gains (losses) on foreign currency transactions and other	243	(525)
Non-operating (expense), net	(40)	(1,416)
Earnings (loss) from continuing operations before income taxes	310	(1,240)
Income tax provision	180	219
Earnings (loss) from continuing operations	130	(1,459)

Discontinued operations:
Earnings from discontinued operations	-	1,288
Gain on disposition of Century Casino Millennium	-	877
Provision for income taxes	-	263
Earnings from discontinued operations	-	1,902

Net earnings	130	443
Less: Net loss attributable to the noncontrolling interests (continuing operations)	-	(18)
Less: Net earnings attributable to the noncontrolling interests (discontinued operations)	-	116
Net earnings attributable to Century Casinos, Inc. and subsidiaries	$130	345

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CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

Century Casinos, Inc.
Earnings per Share

	For the Three Months Ended March 31,
	2010	2009
Basic earnings per share:
Earnings (loss) from continuing operations	$0.01	$(0.07)
Earnings from discontinued operations	-	0.08
Net earnings	$0.01	$0.01

Diluted earnings per share:
Earnings (loss) from continuing operations	$0.01	$(0.07)
Earnings from discontinued operations	-	0.08
Net earnings	$0.01	$0.01

Weighted Average Shares Outstanding:
Basic	23,542,576	23,524,067
Diluted	23,759,999	23,524,067

Amounts attributable to Century Casinos, Inc. and subsidiaries common shareholders:
Earnings (loss) from continuing operations	$130	$(1,441)
Earnings from discontinued operations	-	1,786
Net earnings	$130	$345

Century Casinos, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	March 31, 2010	December 31, 2009
Assets
Current Assets	$29,445	$39,627
Property and equipment, net	99,490	88,241
Other Assets	8,903	7,442
Total Assets	$137,838	$135,310

Liabilities and Shareholders’ Equity
Current Liabilities	$11,196	$10,984
Non-Current Liabilities	17,591	16,037
Shareholders’ Equity	109,051	108,289
Total Liabilities and Shareholders’ Equity	$137,838	$135,310

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CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

Century Casinos, Inc.
Adjusted Net Loss (Unaudited)
(Amounts in thousands)
	For the Three Months Ended March 31,
	2010	2009
Earnings (loss) from continuing operations	$130	$(1,459)
Foreign currency (gains) losses	(135)	525
Other income – insurance reimbursement	(108)	-
Adjusted Net Loss	$(113)	$(934)

The Company defines Adjusted EBITDA margin as Adjusted EBITDA (see below) divided by net operating revenue. Management uses this margin as one of several measures to evaluate the efficiency of the Company’s casino operations.

Century Casinos, Inc.
Adjusted EBITDA Margins by Property (Unaudited)

	For the Three Months Ended March 31,
	2010	2009
Century Casino & Hotel (Edmonton)	31%	33%
Silver Dollar Casino (Calgary)	10%	-
Womacks Casino & Hotel (Cripple Creek)	8%	19%
Century Casino & Hotel (Central City)	22%	26%
Cruise Ships	26%	12%
Corporate	-	-
Consolidated Adjusted EBITDA Margin	14%	17%

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CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

The Company defines Adjusted EBITDA as earnings (loss) from continuing operations before interest, income taxes, depreciation, amortization, pre-opening expenses, non-cash stock based compensation charges, asset impairment costs, gains (losses) on disposition of fixed assets, discontinued operations, realized foreign currency gains (losses) and certain other one-time items. For the first quarter of 2010, the Company recognized revenue of $0.1 million for insurance proceeds received on damages to a property that the Company no longer owns. Intercompany transactions consisting primarily of management fees and interest, along with their related tax effects, are excluded from the presentation of net earnings and Adjusted EBITDA reported for each property. These adjustments have no effect on the consolidated results. Adjusted EBITDA is not considered a measure of performance recognized under accounting principles generally accepted in the United States of America. Management believes that Adjusted EBITDA is a valuable measure of the relative performance among its operating segments. The gaming industry commonly uses Adjusted EBITDA as a method of arriving at the economic value of a casino operation. Management uses Adjusted EBITDA to compare the relative operating performance of separate operating units by eliminating the above mentioned items associated with the varying levels of capital expenditures for infrastructure required to generate revenue, and the often high cost of acquiring existing operations. EBITDA (Earnings before interest, taxes, depreciation and amortization) is used by the Company’s lending institution to gauge operating performance. The Company’s computation of Adjusted EBITDA may be different from, and therefore may not be comparable to, similar measures used by other companies. Please see the reconciliation of Adjusted EBITDA to earnings from continuing operations below. Not all of the aforementioned items occur in each reporting period, but have been included in the definition based on historical activity.

Century Casinos, Inc.
Reconciliation of Adjusted EBITDA to Earnings (Loss) from Continuing Operations by Property (Unaudited)
For the Three Months Ended March 31, 2010
(Amounts in thousands)
	Edmonton	Calgary	Cripple Creek	Central City	Cruise Ships	Corporate	Total

Earnings (loss) from continuing operations	$719	$94	$(60)	$162	$67	$(852)	$130
Interest income	(8)	-	-	-	-	-	(8)
Interest expense	289	-	-	-	-	2	291
Income taxes	281	39	(37)	86	2	(191)	180
Depreciation	343	41	289	672	88	56	1,489
Stock compensation	-	-	-	-	-	143	143
Foreign currency losses (gains)	25	5	-	-	-	(165)	(135)
Loss on disposition of fixed assets	-	-	-	1	-	1	2
Other one-time items	-	-	-	-	-	(108)	(108)
Adjusted EBITDA*	$1,649	$179	$192	$921	$157	$(1,114)	$1,984

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CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

Century Casinos, Inc.
Reconciliation of Adjusted EBITDA to Earnings (Loss) from Continuing Operations by Property (Unaudited)
For the Three Months Ended March 31, 2009
(Amounts in thousands)
	Edmonton	Cripple Creek	Central City	Cruise Ships	Corporate	Total

Earnings (loss) from continuing operations	$881	$21	$(131)	$-	$(2,230)	$(1,459)
Interest income	(2)	-	(1)	-	(6)	(9)
Interest expense	249	64	537	-	50	900
Income taxes	349	13	(93)	-	(50)	219
Depreciation	299	396	751	58	68	1,572
Stock compensation	-	-	-	-	349	349
Foreign currency losses	(1)	-	-	-	526	525
Impairments and other write-offs	-	-	-	-	2	2
Loss on disposition of fixed assets	-	-	-	-	-	-
Adjusted EBITDA*	$1,775	$494	$1,063	$58	$(1,291)	$2,099

Century Resorts Alberta
Reconciliation of Adjusted EBITDA to Net Earnings (Unaudited) in Canadian Dollars
(Amounts in thousands)
	For the three months ended March 31, 2010	For the three months ended March 31, 2009

Net earnings	CAD 804	CAD 1,095
Interest income	(8)	(2)
Interest expense	301	310
Income taxes	291	432
Depreciation	357	373
Foreign currency (gains)	(35)	-
Loss on disposition of fixed assets	1	-
Adjusted EBITDA*	CAD 1,711	CAD 2,208

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CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

Silver Dollar Casino
Reconciliation of Adjusted EBITDA to Net Earnings (Unaudited) in Canadian Dollars
(Amounts in thousands)
January 13, 2010 to March 31, 2010

Net earnings	CAD 108
Interest income	-
Interest expense	-
Income taxes	41
Depreciation	43
Foreign currency (gains)	(3)
Adjusted EBITDA*	CAD 189

About Century Casinos, Inc.:
Century Casinos, Inc. is an international casino entertainment company that owns and operates the Womacks Casino & Hotel in Cripple Creek, Colorado, the Century Casino & Hotel in Central City, Colorado, the Century Casino & Hotel in Edmonton, Canada and the Silver Dollar Casino in Calgary, Canada. The Company also operates casinos aboard eight luxury cruise vessels (Silver Cloud, Regatta, Insignia, Nautica, Mein Schiff, Wind Surf, Wind Star, Wind Spirit). Through its Austrian subsidiary, Century Casinos Europe GmbH, the Company holds a 33.3% ownership interest in Casinos Poland Ltd., the owner and operator of seven full casinos and one slot casino in Poland. Century Casinos, Inc. continues to pursue other international projects in various stages of development.

For more information about Century Casinos, visit our website at www.centurycasinos.com. Century Casinos’ common stock trades on The NASDAQ Capital Market® and the Vienna Stock Exchange under the symbol CNTY.

This release may contain “forward-looking statements“ within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements include, but are not limited to, expected competition, the impact of new gaming laws, plans for our casinos and the impact of the economic downturn. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described in the sections entitled “Risk Factors” under Item 1A in our Annual Report on Form 10-K filed on March 15, 2010. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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